Terex Announces Re-Pricing of Term Loan NORWALK, CT. August 12, 2025 /PRNewswire/ -- Terex Corporation (NYSE: TEX) today announced that it has completed a re-pricing of its term loan that is expected to reduce its cash interest costs by approximately $3 million annually. “We are pleased to announce the re-pricing which increases the efficiency of our capital structure,” said Jennifer Kong-Picarello, Terex Senior Vice President and Chief Financial Officer. “Our term loan rate will now be S+175bps, improving by 25bps what was already an attractive rate.” About Terex Terex Corporation is a global industrial equipment manufacturer of materials processing machinery, waste and recycling solutions, mobile elevating work platforms (MEWPs), and equipment for the electric utility industry. We design, build, and support products used in maintenance, manufacturing, energy, minerals and materials management, construction, waste and recycling, and the entertainment industry. We provide best-in-class lifecycle support to our customers through our global parts and services organization, and offer complementary digital solutions, designed to help our customers maximize their return on their investment. Certain Terex products and solutions enable customers to reduce their impact on the environment including electric and hybrid offerings that deliver quiet and emission-free performance, products that support renewable energy, and products that aid in the recovery of useful materials from various types of waste. Our products are manufactured in North America, Europe, and Asia Pacific and sold worldwide. For more information, please visit www.terex.com.   Contact Information Derek Everitt VP Investor Relations Email: InvestorRelations@Terex.com